Exhibit 10.30

AMENDMENT NO. 1 TO CREDIT AGREEMENT

AMENDMENT NO. 1 (this “Amendment”) dated as of August 23, 2013 to the Fifth Amended and Restated Credit Agreement dated as of January 23, 2013 (as amended prior to the date hereof, the “Credit Agreement”) among Windstream Corporation (the “Borrower”), the lenders party thereto, JPMorgan Chase Bank, N.A., as administrative agent and collateral agent (the “Administrative Agent”) and the other agents party thereto.
W I T N E S S E T H:
WHEREAS, the parties hereto desire to amend certain provisions of the Credit Agreement, as provided herein;
NOW, THEREFORE, the parties hereto agree as follows:
SECTION 1. Defined Terms; References. Unless otherwise defined herein, each term used herein which is defined in the Credit Agreement has the meaning assigned to such term in the Credit Agreement. Each reference to “hereof”, “hereunder”, “herein” and “hereby” and each other similar reference and each reference to “this Agreement” and each other similar reference contained in the Credit Agreement shall, after the amendments herein become effective, refer to the Credit Agreement as amended hereby.

SECTION 2. Amendments to the Credit Agreement.

(a)Section 1.01 of the Credit Agreement is hereby amended by adding the following new definitions in appropriate alphabetical order:
“Holdco” means Windstream Holdings, Inc., a Delaware corporation, of which the Borrower will be a wholly-owned subsidiary.
“Permitted Holdco Payments” means, without duplication as to amounts:
(a)    payments or other distributions (whether in cash, securities or other property) to Holdco or any successor thereof to permit Holdco or such successor to pay (i) franchise taxes or other costs of maintaining its corporate existence and (ii) reasonable and customary accounting, legal and administrative expenses and other operating expenses of Holdco attributable to ownership of the Wireline Companies; and

(b)    for so long as any of the Wireline Companies is a member of a group or subgroup filing a consolidated or combined tax return with Holdco or any successor thereof, payments or other distributions (whether in cash, securities or other property), directly or indirectly, to Holdco or any successor thereof in respect of the tax liabilities of such group or subgroup that are attributable to the income of the Wireline Companies and are required to be paid by Holdco or any successor thereof by reason of it being the parent of such group or subgroup (net of any such payments paid directly by the Wireline Companies).
(b)Clause (b)(i) of the definition of Available Distributable Cash is hereby amended and restated in its entirety as follows:
“(i)    the aggregate amount of Restricted Payments made by the Wireline Companies during such period, other than any such Restricted Payments (A) made to another Wireline Company, (B) paid from Available Equity Proceeds, (C) made as a part of the Transactions, (D) permitted under clause (ii), (ix), (xii) or (xv) of Section 6.08(a) or (E) permitted under clause (x) of Section 6.08(a) to the extent not exceeding the amount of cash and Cash Equivalents owned by Valor immediately prior to, and by the Borrower immediately after giving effect to, the Merger;”
(c)The definition of Change of Control is hereby amended and restated in its entirety as follows:

““Change of Control” means the occurrence of any of the following:
(a)    any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), other than Holdco, becomes the Beneficial Owner, directly or indirectly, of 50% or more of the voting power of the Voting Stock of the Borrower; or
(b)    the first day on which a majority of the members of the board of directors of the Borrower are not Continuing Directors.”
(d)Clause (b) of the definition of Permitted Refinancing Indebtedness is hereby amended by adding the phrase “equal to or” immediately after the phrase “has a final maturity date”;

(e)The definition of Repurchase Right is hereby amended and restated in its entirety as follows:

““Repurchase Right” means, with respect to any Indebtedness, the right to require the prepayment, repurchase, redemption or defeasance of such Indebtedness (including any obligation to prepay, repurchase, redeem or defease such Indebtedness).”

(f)The definition of Restricted Indebtedness is hereby amended and restated in its entirety as follows:

““Restricted Indebtedness” means the New Notes, the Assumed Bonds, any Permitted Additional Debt, any Indebtedness incurred pursuant to clause (2) of Section 6.01(a)(xxi), any Permitted Pari Passu Indebtedness and the Peach Notes.”
(g)Clause (a) of Section 6.01 is hereby amended by (x) adding “(1)” to the beginning of clause (xxi), (y) changing the period at the end of clause (xxi) to “and” and (z) adding the following new clause (2):

“(2) Permitted Refinancing Indebtedness in respect of Permitted Additional Debt previously incurred under clause (1) (including, without limitation, the Permitted Additional Debt listed on Schedule 6.01-B) or Indebtedness previously incurred under this clause (2); provided that unsecured Indebtedness in the form of a bridge loan financing (or any “exchange notes” to be issued therefor) that (A) would constitute Permitted Additional Debt (other than with respect to final maturity date and as set forth below) and (B) would constitute Permitted Refinancing Indebtedness in respect of Indebtedness previously incurred under clause (1) or under this clause (2), in the case of either (A) or (B) above but for the inclusion in the documentation governing such Indebtedness of (x) certain negative covenants that are more restrictive than those included in this Agreement and/or (y) a Mandatory Prepayment Provision (it being agreed that any such mandatory prepayment provision shall be deemed not materially more restrictive that the covenants contained in this Agreement), in each case to the extent such provisions are customary for bridge financings (as determined by a Financial Officer in good faith) shall also be permitted under this clause (2) (and any such Indebtedness shall be deemed to constitute Permitted Refinancing Indebtedness for all purposes of this Agreement).”
(h)Clause (b) of Section 6.01 is hereby amended by adding “(1)” immediately after “(xxi)” therein.

(i)Clause (j) of Section 6.02 is hereby amended by replacing “(except as provided in clause (e) of the definition thereof)” with “(except as provided in clause (d) or (e) of the definition thereof)”.

(j)Clause (m) of Section 6.02 is hereby amended and restated in its entirety as follows:
“(m)     Liens in favor of any Lender in respect of the Investment of the Loan Parties in participation certificates or Equity Interests of such Lender permitted pursuant to clause (s) of Section 6.04;”
(k)Clause (s) of Section 6.04 is hereby amended and restated in its entirety as follows:

“(s)     Investments existing on the date hereof in participation certificates or Equity Interests of any Lender and additional Investments made after the Closing Date in any such participation certificates or Equity Interests (including accruals on such certificates or Equity Interests made by such Lender in accordance with such Lender’s bylaws and capital plan); and”
(l)Section 6.08(a) is hereby amended by (x) deleting the word “and” at the end of clause (xiii), (y) changing the period at the end of clause (xiv) to “; and” and (z) adding the following new clause (xv):

“(xv) Permitted Holdco Payments.”
(m)Section 6.09 is hereby amended by (x) deleting the word “and” at the end of clause (f), (y) changing the period at the end of clause (g) to “and” and (z) adding the following new clause (h):
"(h)     payments by Wireline Companies on behalf of Holdco; provided that such payments could have been made as a Permitted Holdco Payment."
(n)Section 6.10 is hereby amended by (x) deleting the word “and” at the end of clause (viii), (y) changing the period at the end of clause (ix) to “; and” and (z) adding the following new clause (x):

"(x)     the foregoing shall not apply to any such restrictions included in the documentation governing Investments made pursuant to Section 6.04(s) to the extent such restrictions relate solely to such Investments."
(o)Section 7(h) is hereby amended and restated in its entirety as follows:

“(h)    any event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits (with all applicable grace periods having expired and all applicable notices having been given) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity (except to the extent (i) the holders of the Valor Bonds may require the repurchase thereof as a result of the “Change of Control” of Valor resulting from the Merger, (ii) the holders of any of the Peach Notes may require the repurchase thereof as a result of the “Change of Control” of Peach resulting from the Peach Merger or (iii) the holders of any Permitted Escrow Notes may require the prepayment or redemption thereof pursuant to a Permitted Mandatory Redemption Provision (but only so long as the related Notes Escrowed Proceeds (and no other amounts) are applied to satisfy such Permitted Mandatory Redemption

Provision within the time specified in the documentation governing such Permitted Escrow Notes); provided that without limiting the foregoing clauses (i), (ii) and (iii), this clause (h) shall not apply (x) to secured Indebtedness that becomes due as a result of the voluntary sale or transfer or other disposition of the property or assets securing such Indebtedness or (y) to a Repurchase Right that arises in connection with any “Change of Control” or “Change of Control Triggering Event” (or similar event, however denominated) under (A) any indenture or other agreement in respect of Material Indebtedness permitted under Section 6.01(a)(viii) or 6.01(a)(ix) or (B) any other indenture or other agreement in respect of Material Indebtedness (other than the Loans) to the extent directly resulting from the Borrower becoming a wholly-owned subsidiary of Holdco, so long as, within 91 days following the date on which such Repurchase Right arises, the holders of such Indebtedness no longer have a Repurchase Right with respect to such Indebtedness (including as a result of the repayment, repurchase, redemption or defeasance of such Indebtedness or the satisfaction by the obligor in respect of such Indebtedness of its obligation to offer to prepay, repurchase, redeem or defease such Indebtedness (and, if applicable, to actually prepay, repurchase, redeem or defease such Indebtedness) in accordance with the terms thereof);”
SECTION 3. Representations Correct; No Default. (a) The Borrower represents and warrants that, after giving effect to this Amendment, (i) the representations and warranties contained in the Loan Documents that are qualified by materiality are true and correct, and the representations and warranties that are not so qualified are true and correct in all material respects, in each case as though made on and as of the date hereof (other than with respect to any representation and warranty that expressly relates to an earlier date, in which case such representation and warrant is true and correct in all material respects as of such earlier date) and (ii) no Default has occurred and is continuing as of the date hereof.

(b)The Borrower represents and warrants, on and as of the date hereof, that (i) it has the requisite power to execute and deliver this Amendment, and all corporate or other action required to be taken by it for the due and proper authorization, execution, delivery and performance of this Amendment has been duly and validly taken; (ii) this Amendment has been duly authorized, executed and delivered by it and (iii) no material Governmental Authorization is or will be required in connection with the execution and delivery of this Amendment.

(c)The Borrower represents and warrants that this Amendment constitutes a legal, valid and binding obligation of the Borrower, enforceable against the Borrower in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, moratorium, reorganization or other similar laws affecting creditors’ rights generally and except as enforceability may be limited by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

SECTION 4. Counterparts. This Amendment may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. Delivery of an executed counterpart of a signature page of this Amendment by telefacsimile or electronic transmission (in PDF format) shall be effective as delivery of a manually executed counterpart of this Amendment.

SECTION 5. Costs and Expenses. Without limiting the obligations of Borrower under the Credit Agreement, the Borrower agrees to pay to the Administrative Agent all of the Administrative Agent’s reasonable out-of-pocket expenses, paid or payable in connection with the preparation, negotiation, execution and delivery of this Amendment, including the reasonable fees, charges and disbursements of counsel to the Administrative Agent in connection with the foregoing.

SECTION 6. Effectiveness.

(a)This Amendment shall become effective as of the date hereof on the date (the “Fifth ARCA First Amendment Effective Date”) when the Administrative Agent shall have received:

(i)duly executed counterparts hereof signed by the Borrower and the Required Lenders (or, in the case of any Lender as to which an executed counterpart shall not have been received, the Administrative Agent shall have received facsimile or other written confirmation from such party of execution of a counterpart hereof by such Lender);

(ii)a reaffirmation agreement in form and substance reasonably satisfactory to the Administrative Agent, entered into by each Loan Party not a party hereto; and

(iii)all amounts due and payable pursuant to Section 5 of this Amendment and all other amounts payable pursuant to Section 9.03(a) of the Credit Agreement, in each case for which invoices have been presented not later than one Business Day prior to the Fifth ARCA First Amendment Effective Date.

(b)    Except as expressly set forth herein, the amendments contained herein shall not constitute a waiver or amendment of any term or condition of the Credit Agreement or any other Loan Document, and all such terms and conditions shall remain in full force and effect and are hereby ratified and confirmed in all respects.
(c)    This Amendment shall constitute a “Loan Document” for all purposes under the Credit Agreement as amended hereby and the other Loan Documents.

SECTION 7. Governing Law. THIS AMENDMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed by their respective authorized officers as of the date and year first above written.

WINDSTREAM CORPORATION, as Borrower
By:	/s/ John P. Fletcher
Name: John P. Fletcher
Title: Executive Vice President and General Counsel

Signature Page to
Amendment No. 1 to Fifth ARCA

JPMORGAN CHASE BANK, N.A., as Administrative Agent, Collateral Agent and a Lender
By:	/s/ Peter B. Thauer
Name: Peter B. Thauer
Title: Managing Director

Signature Page to
Amendment No. 1 to Fifth ARCA